Exhibit 23.1

Consent of Independent Certified Public Accounting Firm

ORBCOMM, Inc.

Rochelle Park, NJ

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-175577) and Form S-8 (No. 333-174916, 333-139582 and 333-139583) of ORBCOMM, Inc. of our report dated March 29, 2013 relating to the financial statements of GlobalTrak (a division of System Planning Corporation), which appears in this Form 8-K/A.

/s/ BDO USA, LLP

McLean, Virginia

June 17, 2013